Exhibit 10.17

Svenska Handelsbanken AB (publ) Zweigniederlassung Frankfurt/Main Darmstädter Landstrasse 116 60598 Frankfurt/Main	EURO Short Term Loan Facility

Lender	Svenska Handelsbanken AB (publ) Zweigniederlassung Frankfurt/Main (the “Bank”)
Borrower	Name Mobitec GmbH		Konto * * *
	Street NobelstraBe 22		Telephone (07243)76175-0
	Place 76275 Ettlingen	Country Germany	Telefax (07243) 76175-18
Amount	Currency EUR	Amount in letters =nine hundred twelve thousand=	Amount in figures 912,000. —
Validity Period	From Signing date of the contract by the bank	Until Further notice

Interest
Short term loan	Cost of funds plus the relevant margin as defined below.

Swinglines overdraft	EONIA plus the relevant margin as defined below.

Swinglines credit balance	EONIA minus the relevant margin as defined below.

Guarantee fee	To be agreed between the Bank and the Borrower.
Interest shall be credited/debited on swingline credit balances/overdrafts on a monthly basis and for term loans at the end of each interest period, and shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In case of interest periods exceeding six months, interest shall be payable half-yearly in arrears. Guarantee fees shall be debited as agreed between the Bank and the Borrower.
Margin
Short term loan	+ EONIA + 1.85 % p.a.

Swinglines overdraft	+ EONIA + 1.85 % p.a.

Swinglines credits	- EONIA-1.85% p.a.

Facility Fee	0.5% flat on the entire facility amount payable yearly in advance.

Miscellaneous	The Bank may also debit the account both for outlays, costs and fees in respect of instructions executed on behalf of the Borrower and for payments for other claims due which the Bank may have on the Borrower.

Not withstanding clause 3 (III) the borrower is entitled to request the issuance of guarantees with a termination date longer than 364 days, however for an amount not exceeding EUR 12,000.-

This contract replaces in all respects the previous Euro Short Term Facility Agreement dated 24.01.2007 which hereby becomes null and void.

Security	In addition to any specific Security the Bank retains its right to general lien as agreed in the General Business Conditions. As continuing security for all the Borrower’s liabilities to the Bank, the Borrower shall provide the Bank with the following documents, in a form and with a wording acceptable to the Bank:

Unlimited Guarantee from European parent DRl Europa AB, dated June 27,2001

Assignment contract of all customer receivables (“Globalzessionsvertrag”), dated June 07,2001. A list of all outstanding accounts rerceivable will be provided to the bank on a quarterly basis.

Assignment contract of all inventories (“RaumsicherungsUbereignungsvertrag”), dated June 07, 2001.

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Signatures	We declare to have read and We approve the Terms and conditions set out at the back Of this form.	Date: Place: Frankfurt/Main Done in duplicate

/s/ Oliver Wels

	Borrower	Svenska Handelsbanken AB (publ) Zweigniederlassung Frankfurt/Main

1. Account
The Bank undertakes to maintain on its books, on behalf of the Borrower, an account which shall record all credit and debit entries made by the Borrower. The General Business Conditions shall be applicable for the account.
2. Amount of Facility
The aggregate outstanding amount under this short term facility (the “Facility) shall not exceed the amount indicated on the reverse side at any one time.
3. Availability
The Facility is available in EUR only in the form of:
(i)	swingline account overdraft or

(ii)	fixed short term loan or

(iii)	issuing guarantees or letter of credits. Any request for guarantees or letter of credits shall require proper additional documentation, for (ii) and (iii) with a maximum term of 364 days.
The undertaking for the Bank to make and maintain this Facility is subject to the Bank being able to refinance the Facility in the International market in EUR.
4. Validity Period
Unless terminated by the Bank according to the provisions hereunder, illegible Facility shall remain in effect until further notice in accordance with we General Business Conditions. Any short term loan shall however always be repaid on the last day of its term as agreed between the Bank and the Borrower and any issued guarantee shall expire on the agreed date. The commitment of the Bank shall expire and all amounts outstanding under the Facility become due and payable, principal and interest, upon termination of the Facility in accordance with clauses 5 and 7 below.
5. Events of Default
The Bank may, by written notice to the Borrower, terminate its obligations under this Facility, suspend the disbursement of the Facility and declare any outstanding amount together with accrued interest and all other amounts payable under this Facility due and payable without any further notice or request, on such day as determined by the Bank, if there is an important reason (wichtiger Grund) (such important reason hereunder referred to as “Event of Default”) Such Event of Default is given, in particular, without limitation, if:
a)	the Borrower fail to pay any amount outstanding hereunder when due or when requested by the Bank;

b)	the Borrower fails to duly perform one or more of its other obligations to the Bank under this Facility or in respect of any security provided and/or to be provided in connection with this facility, including but not limited to signing and returning to the Bank loan confirmations;

c)	it appear that upon entering into this Facility or furnishing any security provided and/or to be provided in connection with this Facility the Borrower gave the Bank incorrect information or failed to disclose information or misled the Bank in any way and the Bank if it had possessed correct and complete information, would not have entered into this Facility or would have altered its conditions;

d)	the Borrower is dissolved, liquidated, wound up, discontinued or relocated abroad or a decision is taken in this respect;

e)	the Borrower or any of its creditors files or present a petition for the Borrowers winding up or the Borrower proposes an arrangement with its creditors or file or present a petition for a suspension of payment

f)	a creditor of the Borrower attaches or take control or possession of all or part of its assets and the same is not released or discharged within 14 days.

g)	any other indebtedness of the Borrower or any related company not be paid when due or become due and payable prematurely or become capable of being declared due and payable prematurely

h)	any event or change of circumstances, without prejudice of the generality of the tatter, occur which in the Bank’s opinion might impair or endanger the future performance of this Facility by the Borrower.
6. Payments
The Borrower is entitled to prepay any amount drawn under the Facility, (i) without notice in case of overdraft or, (ii) in case of fixed term loan or placement, subject to seven days irrevocable prior written notice, in which case the Borrower shall reimburse all costs incurred or damage caused by such prepayment. In the event of any payment (other than interest) not being made on due date and/or upon request from the Bank, the Bank is entitled to charge on the total outstanding amount, at its full discretion, a penalty interest corresponding to the sum of the agreed interest, Margin and 3% per annum (the “Penalty Interest”) for late payment until final payment. In the event of any interest payment not being made on the due date and/or upon request from the Bank, the Bank is entitled to charge in addition to such interest payment a lump sum indemnification (pauschalierter Schadensersatz) computed on such interest payment from the due date up to and including the day of actual payment at a rate of 3% per annum above the rate as determined by the Bank which would have been payable if such overdue interest payment had during the period of non-payment thereof constituted a swingline advance hereunder.
All amounts payable by the Borrower under this Facility, whether principal or interest, fees or otherwise, shall be paid in full without set-off and counterclaim and without any deduction whatsoever on account of any nature. In the event of the Borrower being compelled by law to make any such deduction or withholding, the Borrower shall pay on the due date such additional amounts as may be necessary to ensure that the aggregate net amounts receivable by the Bank after such deduction or withholding shall equal the amount which would have been receivable in the absence of any such deduction or withholding.
7. Termination
Notwithstanding clause 5, the Facility may be terminated by the Bank at any time in which case the commitment of the Bank shall expire immediately. In case of termination any outstanding, principal, fees and interest under the Facility shall be repaid as follows:
(i)	swingline account overdraft on the relevant termination date as determined by the Bank and

(ii)	fixed short term loan or placement at the last day of its respective term and

(iii)	any guarantee Issued shall terminate at the agreed expiry date.
The Facility may also be terminated by the Bank upon occurrence of an Event of Default, in which case all amounts outstanding would be charged Penalty Interest.
The Bank shall not be liable for any consequences of its decision to terminate the Facility, unless if such decision reveals the Bank’s wilful misfeasance or gross negligence.
8. Bank’s General Terms and Conditions
In addition to the provisions of this Facility, the relations between the Borrower and the Bank shall be governed by the General Business Conditions, which are known to the Borrower and have been agreed upon by the Borrower at the opening of the account. In case of any discrepancies between this Agreement and the General Business Conditions this Agreement shall prevail.
The Borrower acknowledges and approves that the Bank may record any telephone conversation and that such recording may be used as evidence in court.
9. Governing Law and Jurisdiction
This Facility and any business transacted pursuant thereto shall be governed by German law. Exclusive jurisdiction for any dispute arising hereunder is given to the courts of Frankfurt am Main.